Exhibit 4.75

ASSET PURCHASE AGREEMENT

This is an Asset Purchase Agreement (this "*Agreement*"), dated as of June 13th, 2012, (the "*Effective Date*") between (i) Cypress Camon Energy, LLC – Five Mile Series, a Delaware series limited liability company ("*Buyer*"), and (ii) Williams Industries, LLC, a Delaware limited liability company ("*Seller*").

RECITALS

A. Seller owns certain Assets (as defined below) with respect to the business of mining coal and activities directly or indirectly relating thereto.

B. Buyer desires to purchase the Assets and to assume the Assumed Liabilities (defined below) from Seller, and Seller desires to sell, convey, assign and transfer to the Assets and the Assumed Liabilities to Buyer, all in the manner and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

"Affiliate" means, with respect to a specific Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise.

"Assignment of Contracts" means an Assignment of Contracts substantially in the form attached hereto as *Exhibit A*.

"Assignment of Leases" means an Assignment of Leases substantially in the form attached hereto as *Exhibit B*.

"Assumption of Liabilities" means an Assumption of Liabilities substantially in the form attached hereto as *Exhibit C*.

"Benefit Plan" means each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), and each other employee benefit plan, fund, program, agreement or arrangement in each case, that is sponsored, maintained or contributed to or required to be contributed by Seller or any of its subsidiaries or by any trade or business, whether or not incorporated (an "*ERISA Affiliate*"), that together with Seller or any subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller, individually or collectively, or any of their subsidiaries or any ERISA Affiliate is a party, for the benefit of any employee or former employee of the Business.

"Bill of Sale" means the Bill of Sale between Buyer and Seller, substantially in the form attached hereto as *Exhibit D*.

"Business" means (a) the coal mining and related operations, facilities and activities of Seller related to the Seller Permits, the Strong Brothers Permit and the Andy Tipple, and the related developed and undeveloped coal reserves owned or leased by Seller in Breathitt County, Kentucky, and (b) the Fivemile Permit and related developed and undeveloped coal reserves leased by Fivemile in Breathitt County, Kentucky.

"Business Days" means any day other than a Saturday, Sunday or other day on which national or state banking associations are required or permitted by Law to be closed in Kentucky.

"Buyer's Knowledge" means the actual knowledge of Cypress Camon Energy, LLC – Five Mile Series.

"Claim" means any written action, suit, Proceeding, hearing, investigation, litigation, charge, complaint, claim, or demand.

"Code" means the Internal Revenue Code of 1986, as amended.

"Deed(s)" means the Deed(s) substantially in the form attached hereto as *Exhibit E* conveying general or special warranty titles to the Owned Real Property consistent with the conveyance in to Seller.

"Employee Benefit Plan" means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation, fringe benefit, cafeteria, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, any other "employee benefit pension plan," "employee welfare benefit plan," or a "multi-employer plan" (within the meaning of Sections 3(2), 3(1) and 3(37), respectively, of ERISA), or any other employee benefit plan, program, agreement or arrangement whatsoever, whether written or unwritten, for the benefit of any former employee or representative of a Person.

"Employees" means any and all employees of Seller and its Affiliates.

"Environmental Law" means any applicable federal, state or local Law, statute, rule, regulation or ordinance relating to the regulation, pollution, preservation or protection of human health, safety, the environment, or natural resources or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment (including ambient air, soil surface water, ground water, wetlands, land or subsurface strata), including, but not limited to, common law claims such as nuisance, negligence and trespass.

"Environmental Permit" means any permit, approval, certificate, registration, license or other authorization required under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GAAP" means generally accepted accounting principles, consistently applied.

"Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

"Hazardous Materials" means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (b) any substances defined as or included in the definition of "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances,"
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"restricted hazardous wastes," "toxic substances," toxic chemicals or "toxic pollutants," "contaminants" or "pollutants" or words of similar import under any Environmental Law; (c) radioactive materials, substances and waste, and radiation; and (d) any other substance exposure to which is regulated under any Environmental Law.

"Indebtedness" of any Person means any obligations of such Person, whether or not contingent, (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services, other than trade payables incurred in the ordinary course of business, (d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

"Intellectual Property" means all domestic patents and patent rights, trademarks and trademark rights, service marks and service mark rights, service name and service name rights, brand names, inventions, processes, formulae, copyrights, business and product names, logos, slogans, trade secrets, industrial models, designs, computer programs, business telephones, facsimile and e-mail addresses, websites and technology, and software (including all source codes) and related documentation, drawings, know-how, methods, processes, technology, engineering specifications, procedures, bills of material, trade secrets, all pending applications for and registrations of patents, trademarks, service marks and copyrights and any other intangible property used in or associated with the conduct of the Business and the ownership of the Assets (as defined below), including all of Seller's rights to any such property which is owned by and licensed from others and any goodwill associated with any of the above.

"Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority and includes, without limitation, all Environmental Laws.

"Liabilities" means all Indebtedness, obligations, claims and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise or whether due or to become due.

"Liens" means any mortgage, pledge, assessment, security interest, lease, judgment lien, tax lien, mechanic's lien, material man's lien, other lien, adverse Claim, levy, charge, option, right of first refusal, charge, debenture, indenture, deed of trust, right-of-way, restriction, encroachment, license, lease, security agreement, or other encumbrance of any kind, and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

"Material Adverse Effect" means (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) an adverse effect on the condition (financial or other), business, assets, results of operations, ability to conduct business or properties of Seller or Buyer (as applicable), or the Assets, taken as a whole, in any material respect, or (c) an impairment of the ability of Seller or Buyer (as applicable) to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

"Order" means any writ, judgment, decree, injunction, or similar order of any Governmental Authority, in each such case whether preliminary or final.

"Permits" means the Five Mile Permit, the Strong Brothers Permit, and the Sellers Permits as set forth in Section 2.1(f).

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"Permitted Lien" means any Lien (a) which is assumed or consented to by the Buyer herein (including, without limitation, Liens included in the Assumed Liabilities); (b) created by the Buyer; (c) constituting easements, rights-of-way, restrictions or minor defects or irregularities in title incurred in the ordinary course of the coal mining business and encumbrances consisting of zoning restrictions, easements, licenses or restrictions on the use of the Real Property (as defined below) or minor imperfections in title thereto; (d) imposed by any Governmental Authority for Taxes, assessments, or charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Seller in accordance with GAAP; (e) that would not be charged to Seller based on the warranty given by Seller in a transfer by special warranty deed; and (f) constituting any extension, renewal or replacement of the foregoing.

"Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, entity, trust, union, association or Governmental Authority.

"Proceeding" means any action, suit, proceeding, arbitration, investigation or audit, formal or informal, whether or not by any Governmental Authority.

"Related Agreements" means the (a) the Assignment of Contracts, (b) the Assignment of Leases, (c) the Assumption of Liabilities, (d) the Bill of Sale, (e) the Deeds, and (f) any other agreement, certificate or similar document to be executed by any party hereto in connection with this Agreement.

"Release" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by and in compliance with all Environmental Laws and Environmental Permits.

"Seller's Knowledge" means the actual knowledge of Lloyd Williams.

"SMCRA" shall mean the Surface Mining Control and Reclamation Act, as amended.

"Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other charges, imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

"Tax Returns" means all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, and information returns or statements, and any amendments thereof (including, without limitation, any related or supporting information or Schedule attached thereto) required to be filed with any Taxing authority in connection with any Tax or Taxes.

"WARN" means the Worker Training Adjustment and Renotification Act.

1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Definition	Section
Agreement	Preamble
Andy Tipple Leased Real Property	2.1(a)
Assets	2.1
Assumed Liabilities	2.3(a)
Buyer	Preamble
Buyer Indemnitees	10.2
Claiming Party	10.4(a)
Closing	3.1
Closing Date	3.1
Commitment Letter	5.6
Contracts	2.1(j)
Damages	10.2
Effective Date	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.7
Fivemile	2.1(h)
Fivemile Leased Real Property	2.1(c)
Fivemile Permit	2.1(h)
Indemnifying Party	10.4(a)
Indemnitee Claim	10.4(a)
Leased Real Property	2.1(c)
OSM	8.1(a)
Owned Equipment	2.1(d)(i)
Owned Real Property	2.1(a)
Permits	2.1(h)
Purchase Price	3.3(a)
Real Property	2.1(c)
Related Person	6.1(a)
Seller	Preamble
Seller Indemnitees	11.3
Seller Permits	2.1(f)
Strong Brothers Leased Real Property	2.1(b)
Strong Brothers Permit	2.1(g)
Third Party Claim	10.4(b)

1.3 Rules of Interpretation.

(a) The singular includes the plural and the plural includes the singular.

(b) The word "or" is not exclusive.

(c) A reference to a Person includes its permitted successors and permitted assigns.

(d) The words "include," "includes" and "including" are not limiting.

(e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(f) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(g) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(h) References to "days" shall mean calendar days, unless the term "*Business Days*" shall be used.

(i) This Agreement is the result of negotiations among, and has been reviewed by the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any party.

ARTICLE 2 – PURCHASE AND SALE OF THE ASSETS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained in this Agreement, Seller shall, or shall cause its Affiliate to, sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller or its Affiliate, all of Seller's or its Affiliate's right, title, and interest in and to the following assets (the "*Assets*"):

(a) the owned real property related to the Andy Tipple and identified on *Schedule 2.1(a)(i)* and all improvements located thereon and all other rights, privileges, easements and other appurtenances relating thereto (the "*Owned Real Property*") and the leased real property related to the Andy Tipple and identified on *Schedule 2.1(a)(ii)* and all improvements owned by Seller located thereon and all other rights, privileges, easements and other appurtenance relating thereto (the "*Andy Tipple Leased Real Property*");

(b) the leased real property related to the Strong Brothers Permit and identified on *Schedule 2.1(b)* and all improvements owned by Seller or its Affiliate located thereon and all other rights, privileges, easements and other appurtenance relating thereto (the "*Strong Brothers Leased Real Property*");

(c) the leased real property related to the Fivemile Permit and identified on *Schedule 2.1(c)*, subject to Section 11.14 of this Agreement, and all rights, privileges, easements and other appurtenance relating thereto (the "*Fivemile Leased Real Property,*" and together with the Andy Tipple Leased Real Property and the Strong Brothers Leased Real Property, the "*Leased Real Property*") (in turn, the Leased Real Property and Owned Real Property are sometimes collectively referred to as the "*Real Property*");

(d) (i) all of Seller's or its Affiliate's owned equipment referenced on *Schedule 2.1(d)(i)*.

(ii) all of Seller's or its Affiliate's permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with or issued by any Governmental Authority, which have been issued or granted to or are owned, used or held by Seller (and all pending applications therefor) in connection with the Business (the "*Seller Permits*"), to the extent transfer is permitted by Law, and which are listed on *Schedule 2.1(d)(ii)*;

(e) the permit formerly owned by Terrance Strong d/b/a Strong Brothers Mining and listed on *Schedule 2.1(e)* (the "*Strong Brothers Permit*"), to the extent transfer is permitted by Law;

(f) the permit formerly owned by Fivemile Energy, LLC and/or Fivemile Energy, Inc. (collectively, "*Fivemile*") and listed on *Schedule 2.1(f)* (the "*Fivemile Permit*," and together with the Seller Permits and the Strong Brothers Permit, the "*Permits*"), to the extent transfer is permitted by Law;

(g) all Intellectual Property owned or licensed by Seller or titled in any Affiliate of Seller for use in the conduct of the Business;

(h) all rights and interests of Seller or its Affiliate in, to and under the contracts listed on *Schedule 2.1(h)* hereto (the "*Contracts*");

(i) all stockpiled coal inventory and pit inventory, wherever located, as of the Five Mile Closing;

(j) all parts and supplies inventory;

(k) all prepaid royalties that relate to the Leased Real Property and all prepaid amounts that relate to the Contracts; and

(l) all maps, reserve studies, engineering reports, and other records relating to the Assets.

The Assets will be delivered free and clear of all Liens other than Permitted Liens. The Assets will otherwise be transferred on an AS IS, WHERE IS basis and with all faults, subject to the representations and warranties made in Section 4 hereof.

2.2 Excluded Assets. Notwithstanding any provision of Section 2.1, Seller shall retain all of its right, title and interest in the following assets (collectively, the "*Excluded Assets*") and the definition of Assets shall not include any of the following:

(a) Any and all personal property and fixtures, including but not limited to all machinery and equipment, furniture, tools, computer hardware and systems, trucks and other motorized vehicles, parts, supplies and all other tangible personal property;

(b) all performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect thereto, or certificates of deposit or other sums or amounts or assets posted by Seller to secure any of the foregoing for reclamation or otherwise;

(c) all assets, if any, in Seller's executive or incentive compensation, bonus, deferred compensation, pension, profit sharing, savings, retirement, stock option, stock purchase, group life, health or accident insurance or other employee benefit plans, and all contracts and other agreements and documents relating to all such plans;

(d) all coal inventory where title has transferred to a third party;

(e) all cash and cash equivalents of Seller as of the Closing Date;

(f) any and all rights, Claims, credits, allowances, rebates, refunds, causes of action, or rights of set-off of the Seller or any Affiliate of the Seller, known or unknown, pending or threatened;

(g) any and all prepaid items, deposits, and retainers, excepting prepaid royalties;

(h) all insurance policies and any rights or Claims arising from such policies;

(i) all Tax refunds, rebates, overpayments and other rights (including, without limitation, rights to indemnification) and Claims of the Seller in respect of or relating to Tax or other liabilities not assumed by the Buyer or in respect of or relating to any other Excluded Assets;

(j) all books, records, files or other documentation and written materials relating to any Excluded Assets;

(k) the capital stock, corporate books and records of Seller; and

(l) all permits listed on *Schedule 2.2(l)*.

2.3 Assumed Liabilities.

(a) At the Closing, Buyer will assume only the following specifically listed Liabilities and obligations of Seller and no other Liabilities (the "*Assumed Liabilities*"):

(i) all Liabilities for and obligations of Seller relating to the Assets arising after the Closing Date as applicable for such Assets, including all Liabilities and obligations arising in connection with the Contracts, other than Liabilities and obligations arising from breaches thereof or otherwise prior to the Closing Date; provided that Buyer will be allocated real property and personal property taxes for the period of its ownership of the Assets in 2012;

(ii) all Liabilities related to the Permits for reclamation prescribed by Law, contract or otherwise; provided, however, that the Seller and its Affiliates shall retain the Liability for any fines and penalties related to the Permits arising out of notices of violation, notices of non-

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compliance or orders, in each case for actions occurring prior to the Closing Date or arising within thirty (30) days after Closing for conditions existing prior to the Closing Date.

(b) Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller and Seller agrees to perform and discharge such liabilities according with their respective terms.

2.4 Non-Assignment of Assets. This Agreement shall not constitute an agreement to assign or transfer any assets of Seller, if an attempted transfer or assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (or with respect thereto), would constitute a breach thereof or in any way negatively affect the rights of Seller or Buyer, as the assignee or transferee of such asset, as the case may be, thereunder. If the Closing cannot occur without such authorization, consent, approval, license or permit for the transfer or assignment of any Purchased Asset of Seller at or before the Closing, and such consent is not obtained, at Buyer's election the consent may be obtained after Closing and Seller will cooperate with Buyer without further consideration (other than as provided in clause (b) of this Section 2.4) in any arrangement reasonably acceptable to Buyer and Seller, designed to both (a) provide Buyer with the benefits of any such asset, and (b) cause Buyer to bear all costs and obligations of or under any such asset arising after Closing. Any transfer or assignment to Buyer of any asset that shall require the consent, approval, authorization of, or granting of any license or permit by any third party for such assignment or transfer as aforesaid shall be made subject to such consent, approval, authorization, license or permit being obtained.

2.5 Amounts Held in Trust. Any amounts received by Buyer after the Closing with respect to any Excluded Asset shall be held by Buyer in trust for Seller until promptly paid to Seller. Likewise, any amounts received by Seller after the Closing with respect to any Purchased Asset shall be held by Seller in trust for Buyer until promptly paid to Buyer.

2.6 Transfer Taxes. Buyer shall be liable for all sales, use and other transfer Taxes, for all filing and recording fees, arising from or relating to the consummation of the transactions contemplated by this Agreement.

2.7 Excluded Liabilities. Buyer shall not assume or become liable for, and the Assumed Liabilities shall not include, any Liabilities of Seller or any Affiliate of Seller, except for those specifically assumed pursuant to Section 2.3 (the Liabilities of Seller and its Affiliates not assumed by Buyer or its Affiliates are referred to as "*Excluded Liabilities*"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include:

(a) any Liability related to any accounts payable or any indebtedness of Seller or any Affiliate of Seller;

(b) any Liability with respect to any goods sold or any service provided by Seller or any Affiliate of Seller prior to the Closing Date, including any such Liability (i) pursuant to any express or implied representation, warranty, agreement, coal specification, undertaking or guarantee made by Seller or any Affiliate of Seller or alleged to have been made by Seller or any Affiliate of

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Seller, (ii) imposed or asserted to be imposed by operation of law or (iii) pursuant to any doctrine of product liability;

(c) any Liability or obligation with respect to any litigation arising from the operation of the Business prior to the Closing Date;

(d) any Liability that relates to any Employee or former Employee or to any employee or former employee of any of Seller's Affiliates (or any individual who applied for employment with Seller or any Affiliate of Seller);

(e) any Liability arising under or relating to any Employee Benefit Plan of Seller;

(f) any Liabilities of Seller, its Affiliates or its predecessors in interest, whether known or unknown, as a result of participation in any collective bargaining agreement, obligations under the Coal Industry Retiree Health Benefit Act of 1992, and any and all other prior labor, employment, Employee Benefit Plans and related Liabilities of Seller;

(g) any Liability of Seller or any Affiliates of Seller for Taxes, other than real property and personal property Taxes to be paid by Buyer pursuant to Section 2.3(a)(i) and the transfer taxes to be paid by Buyer pursuant to Section 2.6; and

(h) any Liability of Seller or any Affiliates of Seller for the unpaid Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(i) any Liability for reclamation of any areas not covered by the Permits, and any fines and penalties (whether or not covered by the Permits) arising out of notices of violation, notices of non-compliance or orders, in each case for actions occurring prior to the Closing Date or arising after Closing for conditions existing prior to the Closing Date.

ARTICLE 3 – PURCHASE PRICE; CLOSING AND DELIVERIES

3.1 Closing. The parties shall hold a closing for the purchase and sale of the Assets as soon as reasonably possible after satisfaction of the conditions to closing in Article 7, but in no event later than thirty (30) days following the Effective Date. The date on which the Closing occurs is referred to in this Agreement as the *"Closing Date."*

3.2 Seller's Deliveries. The sale, transfer, assignment and delivery by Seller of the Strong Brothers Assets, Strong Brothers Permits, Andy Terminal Assets, Andy Terminal Permits, Five Mile Permits and all other Assets purchased hereunder to Buyer, as herein provided, shall be effected on the Closing Date by Seller's execution and delivery of the Related Agreements to which it is a party, and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for Buyer and Seller, which shall include, without limitation, and in each case subject to Buyer's compliance with Section 8.2(c) of this Agreement, all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Buyer of Five Mile Permits, and any other property constituting the Five Mile Permits owned by Seller or its Affiliates which

requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Buyer.

3.3 Buyer's Deliveries. At the Closing:

(a) Buyer shall pay to Seller at the Closing, by wire transfer to an account designated by Seller, an amount equal to Eleven Million Nine Hundred Thousand Dollars ($11,900,000.00) (the "*Purchase Price*"), reduced by usual, reasonable and ordinary expense prorations; and

(b) Buyer shall execute and deliver to Seller the Related Agreements to which it is a party and such other agreements as are reasonably satisfactory in form and substance to counsel for Buyer and Seller.

3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in *Schedule 3.4* hereto subject to Section 11.14 of this Agreement. The parties hereto shall report the transactions contemplated herein for all tax purposes in accordance with such allocation and, in any proceeding related to the determination of any Tax, neither party hereto shall contend or represent that such allocation is not a correct allocation.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller, subject to Section 11.14 of this Agreement, makes the representations and warranties set forth below which are true, correct and complete on the date hereof and shall be true, correct and complete in all material respects to the best of Seller's Knowledge as of the Closing:

4.1 Organization. Seller is duly organized and validly existing under the Laws of its state of organization, and is authorized to do business in every jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect. Seller has all requisite corporate or limited liability company power and authority to own its properties and assets and to consummate the transactions contemplated hereby.

4.2 Authorization and Validity. Seller has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Related Agreements to which it is a party, subject to the receipt of the consents, waivers, authorizations and approvals set forth on *Schedule 4.2*. The execution and delivery of this Agreement and the performance of the obligations hereunder have been duly authorized by all necessary corporate or limited liability company action by Seller. This Agreement and the Related Agreements to which Seller is a party have been, or will be, duly executed by Seller and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

4.3 No Conflict or Violation. Subject to the receipt of the consents, waivers, authorizations and approvals set forth on *Schedule 4.3*, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the organizational or governing documents, or bylaws of Seller, (b) do not and will not violate any provision of any Law or any Order applicable to Seller, (c) do not and will not

violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Seller is a party or by which it is bound or to which any of Seller's properties or assets are subject, except for any such violation, conflict, breach or default which would not have a Material Adverse Effect, (d) contravene, conflict with, or violate (with or without notice or lapse of time, or both), any terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permits, or (e) result in the imposition or creation of any Lien upon or with respect to any of the Assets.

4.4 Consents and Approvals. *Schedule 4.4* sets forth a true and complete list of each material consent, waiver, authorization or approval of any Governmental Authority or of any other Person that is required in connection with the execution, delivery and performance of this Agreement.

4.5 Compliance with Law. Except as set forth on *Schedule 4.5*, Seller is in compliance with all Laws and has not received written notice of any violation of any Law, nor is Seller in default with respect to any Order, applicable to the Assets, other than violations or defaults the consequences of which would not have a Material Adverse Effect. No event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (a) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law or Order, or (b) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.6 Litigation. Except as set forth on *Schedule 4.6*, there are no Claims, actions, suits, Proceedings or investigations related to the Assets pending or, to Seller's Knowledge, threatened, before any federal or state court or Governmental Authority brought by or against Seller that could reasonably be expected to have a Material Adverse Effect.

4.7 Title and Ownership. At the Closing, Seller will have the right to transfer the Assets to Buyer free and clear of all Liens, other than Permitted Liens.

4.8 Contracts. Other than as set forth on *Schedule 4.8*, neither Seller nor, to Seller's Knowledge, any other party to any of the Contracts has threatened or commenced any action against any of the parties to any of the Contracts or given or received any written notice of any material default or violation under any Contract that was not withdrawn or dismissed. Each of the Contracts is, or will be at the Closing, valid, binding and in full force and effect, except as otherwise set forth on *Schedule 4.8*.

4.9 Permits. *Schedule 2.1(d)(ii)*, *Schedule 2.1(e)* and *Schedule 2.1(f)* sets forth a complete and correct list of all operational permits for the Assets, whether for coal mining, reclamation, or other operational purposes, currently held by Seller in connection with the Business. The Permits collectively constitute all of the permits legally capable of being transferred and are necessary to allow Seller to lawfully conduct and operate, own and use the Assets as currently used in the Business. There will not be a Material Adverse Effect on or with respect to such Permits as a result of the consummation of any of the transactions contemplated in this Agreement or in the Related Agreements. Each Permit is valid and in full force and effect. Except as set forth in *Schedule 4.9*:

(a) Seller is, and at all times has been, in material compliance with all of the terms and requirements of each Permit;

(b) No event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (i) constitute or could result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (ii) could result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit;

(c) No Seller has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Permits; and

(d) All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority.

4.10 Labor Matters. Except as may be set forth on *Schedule 4.10*, Seller represents and warrants that:

(a) No Employee is currently represented by a labor union or other collective labor organization or association;

(b) There are no collective bargaining agreements or memoranda of understanding by which Seller is bound or applicable to any Employees;

(c) To the Knowledge of Seller, there is no union or independent organizational activity among any Employees underway;

(d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by Seller or Affiliate. The Pension Benefit Guaranty Corporation has not notified Seller or Affiliate regarding the institution of proceedings to terminate any Employee Benefit Plan that is subject to Title IV of ERISA, nor, to the Knowledge of Seller, could any such notification reasonably be expected. All contributions required to be made with respect to any Employee Benefit Plan pursuant to Section 412 of the Code and Section 302 of ERISA or any collective bargaining agreement have been made on or before their due dates (including any extensions thereof). No Employee Benefit Plan has any accumulated or waived funding deficiencies within the meaning of Section 412 of the Code or 302 of ERISA, nor have any extensions of any amortization period been applied for with respect thereto. No Employee Benefit Plan is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

(e) There is no pending litigation relating to the employment, termination of employment, compensation or employee benefits of any Employee, nor, to the Knowledge of Seller, is any such litigation threatened;

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(f) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee; and

(g) (i) Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours; (ii) there is no unfair labor practice complaint or charge relating to the Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; and (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against or affecting the Business, and there has been no such job action during the past three years. The Business is in compliance with WARN and no Seller has any liability under WARN.

4.11 Real Property.

(a) *Schedule 2.1(a)(i)*, *Schedule 2.1(a)(ii)*, *Schedule 2.1(b)* and *Schedule 2.1(c)*, subject to Section 11.14, as of Closing shall accurately and completely depict the Real Property in all material respects.

(b) Seller has good and marketable fee simple title to each surface parcel of the Owned Real Property, free and clear of any Liens, except for Permitted Liens. Seller is in possession of the Real Property through a valid and effective deed or lease. Seller has rights of ingress and egress with respect to the Real Property and the improvements conveyed by such Seller that are adequate for the use and operation of such Real Property and improvements in a manner that is consistent with the current use and operation of such Real Property. To the Knowledge of Seller, none of the Real Property or the improvements conveyed to Buyer, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

(c) Seller has obtained all material easements and rights of way required to use and operate the Real Property as a coal mining operation and all such easements and rights of way are included in the Assets.

(d) Except as set forth on *Schedule 4.12(d)*, Seller has not received notice of, and has no actual Knowledge of, any material Proceedings pending or, to the Knowledge of Seller, threatened regarding the ownership, use or possession of the Real Property, including subsidence claims, condemnation, expropriation or similar Claims.

(e) Except as set forth on *Schedule 4.12(e)*, Seller is not a party to any lease, assignment or similar arrangement under which Seller is a lessor or assignor with respect to any of the Real Property, or under which any portion of the Real Property is made available for use by any third party.

(f) Seller has made available to Buyer, or will make available to Buyer prior to the Closing, true and complete copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Real Property, in Seller's possession. All leases for mineral rights to the Real Property as are identified on *Schedules 2.1(b) and 2.1(c)* are or as of Closing shall be enforceable in accordance with the terms of each such lease. To the knowledge of Seller, all other contracts, agreements and writings referring or relating to the Real Property are enforceable in accordance with the terms of each applicable instrument.

(g) All facilities owned, leased or subleased are supplied with utilities and other services necessary for the operation of said facilities.

4.12 Environmental Matters. Except as set forth on *Schedule 4.13*:

(a) Seller is in compliance in all material respects with all Environmental Laws;

(b) During the prior five (5) years, Seller has not received, nor does it expect, any communications, whether from a Governmental Authority, citizens group, Employee or otherwise, that allege that the Business or its properties are not in compliance with any Environmental Law, or any actual or threatened obligation to bear the cost of any environmental, health or safety Liabilities, except for such communications that have been resolved in all material respects.

(c) To the Knowledge of Seller, no material Release has occurred on or beneath the Real Property, except for inventories of Hazardous Materials to be used, and wastes generated therefrom, in the ordinary course of Business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws) and except for any such Release which would not result in a Material Adverse Effect.

(d) There are no pending or, to the Knowledge of Seller, threatened claims, Liens, or other restrictions of any nature, resulting from any environmental, health, and safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Assets.

(e) There are no Hazardous Materials present on or in the environment at any of the Assets, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Assets. Neither Seller, nor any other Person for whose conduct Seller is or may be held responsible, or to any other Person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to any of the Assets involving Hazardous Materials or the Release thereof, except such activities as are and were in full compliance with all applicable Environmental Laws.

(f) Seller has delivered to Buyer, or will deliver to Buyer prior to the Closing, true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of Seller pertaining to Hazardous Materials or Hazardous Activities in, or under, any Asset, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

4.13 Assets. The buildings, plants, facilities, structures and equipment included in the Assets are suitable for the purposes for which they presently are used, and are sufficient for the continued conduct of each Seller's business after the Closing in substantially the same manner as conducted prior to the Closing.

4.14 Taxes. Except as may be set forth on *Schedule 4.15*:

(a) None of the Assets are subject to any Liens for the failure to file or pay any Taxes. There are no Proceedings, investigations or claims now pending or, to the knowledge of Seller, proposed against Seller, nor are there any matters under discussion with the IRS or any other Governmental Authority, relating to any Taxes or assessments, or any claims or deficiencies with respect thereto.

(b) No Seller is a United States real property holding corporation within the meaning of section 897(c)(2) of the IRC during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and Buyer is not required to withhold tax on the purchase of the Assets by reason of section 1445 of the IRC or any other Law. No Seller is a "foreign person" within the meaning of section 1445 of the Code.

4.15 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article 4, Buyer is purchasing the Assets on an "as-is, where-is" basis. Without limited the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Assets and none shall be implied at law or in equity.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into this Agreement, Buyer makes the representations and warranties set forth below, which are true, correct and complete in all material respects on the date hereof and shall be true, correct and complete in all material respects as of the Closing:

5.1 Organization. Buyer is duly organized and validly existing under the Laws of the state of Delaware, and is authorized to do business in every jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect. Buyer has all requisite limited liability company power and authority to own its properties and assets and to consummate the transactions contemplated hereby.

5.2 Authorization and Validity. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the Related Agreements to which it is a party. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action by Buyer. This Agreement and the Related Agreements to which

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Buyer is a party have been, or will be, duly executed by Buyer and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

5.3 Consents and Approvals. Except as disclosed on *Schedule 5.3*, no consent, approval or action of, filing with or notice to, any Governmental Authority or any other Person, on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.4 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the certificate of formation, or limited liability company agreement of Buyer, (b) to Buyer's Knowledge after due inquiry, do not and will not violate any provision of any Law or any Order applicable to Buyer, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of Buyer's properties or assets are subject, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

5.5 Permitting. Buyer has not been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES

6.1 Warranties Exclusive.

(a) Buyer acknowledges that the representations and warranties contained in Article 4 are the only representations or warranties given by Seller and that all other express or implied (including but not limited to merchantability or fitness) warranties are disclaimed. Buyer acknowledges that Seller and Seller's Affiliates and their respective Related Persons have made no representation or warranty concerning any future revenues, costs, expenditures, cash flow, results of operations, financial condition or prospects that may result from the ownership, use or sale of the Assets or the assumption of the Assumed Liabilities. In addition, Buyer acknowledges that the Real Property has been held for mining or mining related purposes. Neither Seller nor any Related Person warrants or represents subjacent or lateral support of the surface or subsurface of the Real Property, nor does Seller or any Related Person warrant or represent that the Real Property is safe, habitable, or otherwise suitable for mining or for any other purpose. "*Related Person*" means, with respect to a specific Person, any officer, director, employee, agent, shareholder, representative, successor or assign of such Person.

6.2 Survival of Representations and Warranties. Except for the representations and warranties in Sections 4.7 and 4.12, which shall survive without limit, and Section 4.15, Taxes, which shall survive for a period equal to the applicable statute of limitations, the representations and warranties of Seller set forth in this Agreement or any Related Agreement shall survive the Closing for a period of eighteen (18) months, and shall thereafter (together with any obligation of indemnification related thereto) be of no further force or effect whatsoever. Any proceeding by Buyer against Seller

related to any such representations or warranties must be instituted within the foregoing unlimited, statutory or eighteen (18) month periods, as applicable or shall be thereafter waived and barred.

ARTICLE 7 – CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

7.1 Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a) Representations, Warranties and Obligations of Buyer. All representations and warranties made by Buyer in Article 5 taken as a whole, shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Buyer, to that effect. Neither the representations and warranties of Buyer, nor the indemnification obligations of Buyer, shall be affected, qualified, modified or deemed waived by reason of the fact that Seller should have known that any representation or warranty is or might be inaccurate in any respect.

7.2 Conditions Precedent to Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations, Warranties and Obligations of Seller. All representations and warranties made by Seller in Article 4 shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and Buyer shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect. Neither the representations and warranties of Seller, nor the indemnification obligations of Seller, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer should have known that any representation or warranty is or might be inaccurate in any respect.

(b) No Changes. Between the date hereof and the Closing Date, there shall have been (i) no Material Adverse Effect in the Assets; and (ii) no material damage or loss to any of the Assets by fire, flood, casualty, Act of God, act of Governmental Authority, act of public enemy or other cause, regardless of insurance coverage for such damage or loss.

(c) Business. All the property rights, Deeds, leases, consents and Permits necessary for Buyer to acquire the Assets and operate them immediately after the Closing (i) shall have been

obtained or be assignable to Buyer at the Closing without consent (except as provided above) and without material change and (ii) be in full force and effect.

(d) Payments. Seller shall have provided to Buyer evidence satisfactory to Buyer that all outstanding civil penalties or federal reclamation Taxes associated with the Assets, including all interest and penalties relating thereto, have been paid or that arrangements satisfactory to Buyer have been made for their payment.

7.3 Conditions to each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or before the Closing of the following conditions:

(a) Injunctions. There shall not be outstanding any Order prohibiting the consummation of the transactions contemplated by this Agreement and no action shall have been commenced which could reasonably be expected to prohibit the consummation of the transactions contemplated hereby in Buyer's discretion.

(b) No Change in Law. There shall not have been any action taken or any statute enacted by any Governmental Authority which in any material respect would render the parties unable to consummate the transactions contemplated hereby or make the transactions contemplated hereby illegal or prohibit the consummation of the transactions contemplated hereby.

(c) Financing. Buyer shall have received financing from a lender of Buyer's choosing in an amount sufficient to fund the Purchase Price.

(d) Schedules and Exhibits. The schedules and exhibits referenced in this Agreement shall have been completed to the satisfaction of Buyer and Seller in their sole and absolute discretion.

ARTICLE 8 – COVENANTS

8.1 Covenants of Seller. Seller covenants as follows:

(a) Permit Blocking. In the event that, prior to the Closing, Seller or any Affiliates of Seller, or any Person "owned or controlled" by any Seller or any Affiliates, or to the Knowledge of Seller any other Person retained by Seller, or any of them, as a contract miner or the like, is notified by the Federal Office of Surface Mining (*"OSM"*) or the agency of any state administering the SMCRA (or any comparable state Law) that it is ineligible to receive additional surface mining permits, i.e., "permit blocked," Seller shall use its commercially reasonable efforts to eliminate such designation. As used in this Section 8.1(a), "owned or controlled" shall be defined as set forth in 30 C.F.R. Section 773.5 (1991).

(b) Access to Properties and Records; Confidentiality. Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period before the Closing (or the earlier termination of this Agreement pursuant to Article 10) to all Owned Real Property, and books and records of Seller relating to the Assets and the Assumed Liabilities. Seller shall also furnish Buyer and its representatives with copies of all

Permits to be assumed by Buyer hereunder, and other existing documents and data to the extent such items are in its possession and relate to the Assets, all as Buyer may reasonably request. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, taking into account Seller's resources and other commitments, during normal business hours, to all Assets throughout the period before the Closing. Seller shall assist Buyer in obtaining all necessary land owner consents to permit Buyer and its representatives to conduct such drilling and testing of coal reserves located on the Owned Property, as Buyer deems reasonably necessary. In conducting any review or inspection of the Assets, Buyer shall conduct itself in a manner to minimize damage to the Assets and such properties. All information provided to Buyer or its agents or representatives by or on behalf of Seller or its agents or representatives (whether pursuant to this Section or otherwise) will be governed and protected by Section 8.2(f).

(c) No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, the Seller shall not, nor shall Seller permit any of its respective Affiliates or representatives to, (a) directly or indirectly entertain, solicit, initiate, accept or encourage any inquiries, offers or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer and its Affiliates) relating to any transaction involving the sale or lease of any of the Assets.

(d) Conduct of Operations.

(i) From the date hereof through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Seller will not take any action or knowingly permit to be done anything that would be or represent a misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, and Seller shall cause the deliveries for which it is responsible at the Closing to be duly and timely made.

(ii) Seller covenants and agrees that from the date hereof through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Seller shall:

(a) operate the Business in the ordinary course of business and take no action that would impair the going concern value of Seller's businesses;

(b) not modify, terminate or waive any right under any leases for the Leased Real Property or any material contracts that are part of the Assets or enter into any contract that cannot be terminated upon ninety days written notice by Buyer without payment or penalty;

(c) not allow any of the Assets to be subject to any Lien other than Permitted Liens, or sell, trade or otherwise dispose of any Assets; and

(d) maintain and use the Assets in material compliance with all Laws, Permits and Orders applicable to Seller;

(e) maintain its corporate existence and good standing; and

(f) not enter into any contract to do anything inconsistent with the foregoing obligations.

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(iii) From the date hereof through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Seller agrees to promptly notify Buyer in writing if it becomes aware of any fact or condition that causes or constitutes a material breach by Seller of any of its representations or warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute such a breach by Seller had its representations and warranties been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller agrees to promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.2 impossible or unlikely. No disclosure by Seller pursuant to this Section 8.1(d)(iii), nor any supplement of the Schedules by Seller as contemplated above, however, shall be deemed to amend or supplement the Schedules for purposes of the conditions to Closing provided in Section 7.2, to prevent or cure any misrepresentation or breach of a warranty or covenant, or to otherwise amend or supplement any of the conditions to Closing provided in Section 7.2.

8.2 Covenants of Buyer. Buyer covenants as follows:

(a) Access to Books and Records. Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information that are part of the Assets according to its normal document retention policies. In addition, from and after the Closing, Buyer agrees that it will, at Seller's sole cost, provide reasonable access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge), to the books, records, documents and other information relating to the Assets or the Assumed Liabilities necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer, provided such access does not compromise the confidential nature of Buyer's business records. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Assets or the Assumed Liabilities.

(b) Notification by Buyer of Certain Matters. Buyer agrees to notify Seller in writing within a reasonable time after Buyer's or its authorized representatives' discovery of any information prior to the Closing Date relating to Seller or the operations by Seller (including the financial condition, assets and properties) of the Business which constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant of Seller contained herein.

(c) Permit Matters. Buyer shall prepare, and provide to Seller no later than three (3) Business Days prior to the Closing Date, proposed final drafts of all such documents and information as are or will be necessary to obtain, and thereafter shall diligently pursue (i) to the extent transfer is permitted under applicable Law, the transfer to Buyer of any Permits that were not transferred to Buyer on or prior to the Closing and (ii) the obtaining of any necessary replacements of any Permits (as used in this subsection (c), such documents and information are referred to collectively as the "*Permit Transfer Documents and Information*"). At the Closing, Buyer shall file the Permit Transfer Documents and Information. Seller shall cooperate with Buyer in all commercially reasonable ways to

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file and prosecute such applications, at the sole cost and expense of Buyer. To the extent allowed by and in accordance with applicable Law, Seller hereby grants to Buyer the right, after the Closing, to conduct operations under any of the Permits until such time as the transfer or replacement, if applicable, of the Permits to Buyer is complete, but in no event for longer than One Hundred Eighty (180) days after the Closing, subject to extension with the consent of Seller, such extension not to be unreasonably withheld. Buyer shall (A) comply with all conditions and requirements of, or pertaining to, any such Permits that Buyer operates under after the Closing, and (B) indemnify Seller from and against any and all losses incurred or suffered by Seller as a result or consequence of this arrangement regarding the use of such Permits by Buyer, other than and to the extent that any such losses are incurred or suffered by Seller as a direct result of Seller's conduct or inaction prior to the Closing.

(d) Transfer of Permits to Buyer. At the Closing, Buyer shall provide Seller with evidence satisfactory to Seller, in Seller's sole discretion, that Buyer has (i) posted substitute bonds for the Permits in the amount set forth on *Schedule 8.2(e)* hereto, and (ii) filed or is prepared to file within five (5) Business Days applications with all applicable Governmental Authorities for the transfer of the Permits. Buyer shall cause the existing bonds (and all security with respect thereto referenced on *Schedule 8.2(d)*) obtained by Seller or its Affiliates with respect to the Permits to be terminated, released, and returned to Seller no later than Sixty (60) days after the Closing Date, and shall take all such actions and execute all such documents as may be necessary to effect such termination, release, and return, provided that Buyer shall not be responsible for delays by Governmental Authorities outside its control.

(e) Replacement of Guarantees. Buyer shall replace and cause Seller and its Affiliates and Related Persons to be discharged from, effective as of the Closing Date, all corporate and/or personal guarantees and indemnities related to the Assets issued by Seller or by any of Seller's Affiliates or Related Persons on behalf of Seller set forth in *Schedule 8.2(e)*. Without limitation of the preceding sentence, Buyer shall indemnify and hold harmless Seller, its Affiliates, and Seller's and its Affiliates' Related Persons from and against any and all Liabilities and Claims related to any draw made by any beneficiary of any such guaranty or indemnity and any Proceeding related to or arising out of any such guaranty or indemnity.

(f) Confidentiality. Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively, "*Representatives*") to hold, in confidence any and all information, whether written or oral, concerning the Business, the Assets and the transactions contemplated hereby, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives prior to the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Effective upon, and only upon, the Closing, the obligations set forth in this Section 8.2(f) shall terminate with respect to information relating solely to the Assets.

(g) Non-Solicitation of Employees. Buyer recognizes and agrees that Seller and its Affiliates have invested substantial time and effort in attracting and retaining their Employees. Accordingly, for a period of eighteen (18) months from the Effective Date (*"Non-Solicitation Period"*), neither Buyer nor any of its Affiliates shall directly or indirectly induce or solicit any of Seller's Employees to leave his/her employment with Seller or any of its Affiliates nor will Buyer employ or offer employment to any of Seller's Employees during the Non-Solicitation Period.

8.3 Covenants of the Parties.

(a) Consents. The parties shall promptly apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities and third parties as shall be necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions necessary to effect the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties hereto agree that as a condition to obtaining the consent of any third party to any coal supply contract or any other Contract to permit the consummation of the transactions contemplated hereby, no party hereto shall have any obligation to, unless such obligation is contained in the underlying agreement, (i) pay any remuneration to third parties in exchange for such party's consent or approval; (ii) file any lawsuit or take other legal action as against such third party with respect to any thereof; or (iii) make any amendment thereof or waive any rights thereunder if as a result of such amendment or waiver such coal supply contract or any other Contract would contain terms and conditions that are less favorable in any material respect than the terms and conditions of such coal supply contract or other Contract as in existence on the Closing Date. Notwithstanding the foregoing, if any consent is not or cannot be obtained, or if an attempted assignment or consent for which such consent is required would be ineffective or would affect Buyer's rights so that it would not receive all of the benefits for which consent is required, each party to this Agreement will use its respective commercially reasonable efforts to provide Buyer with the benefits and relieve Seller of the burdens of the contract for which consent is required.

(b) Further Assurances. Each of the parties shall, at all times, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated in this Agreement or in the Related Agreements. After the Closing Date each party shall, and shall use its reasonable best efforts to assure that any necessary third party shall, execute such documents and do such other acts and things as any other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement and the Related Agreements to which it is a party or an intended beneficiary, and as may be reasonably required to complete the transactions contemplated in this Agreement or in the Related Agreements.

8.4 Transition. Seller shall cooperate with Buyer and shall provide commercially reasonable assistance in effecting transfers of vendor accounts and services at the time of the Closing so as to avoid interruption or temporary cessation of operations as a result of change of ownership.

ARTICLE 9 – TERMINATION

9.1 Termination. This Agreement may be terminated:

(a) By Seller if the Closing has not occurred on or before June 30, 2012;

(b) By mutual consent of Buyer and Seller prior to Closing;

(c) By either Seller or Buyer anytime after the 90th day from the date of this Agreement, or such later date to which the Closing has been extended pursuant to the terms hereof, if the Closing has not occurred by such date; provided, however, that as of such date the party terminating this Agreement is not in material default under this Agreement; or

(d) Provided the terminating party is not otherwise in material default or breach of this Agreement, and has not failed or refused to close without justification hereunder, by either Buyer or Seller, without prejudice to other rights and remedies which the terminating party may have, if the other party shall (i) have materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable.

9.2 Effect of Termination; Remedies. In the event of termination pursuant to Section 9.1, this Agreement shall become null and void and have no effect (other than Articles 9 and 10, which shall survive termination), with no Liability on the part of Seller or Buyer, or their respective Affiliates or Related Persons, with respect to this Agreement, except for (i) the Liability of a party for its own expenses pursuant to Section 10.1; and (ii) any Liability provided for in this Section, provided, however that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any covenant or agreement contained in this Agreement.

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ARTICLE 10 – INDEMNIFICATION

10.1 Survival; Right to Indemnification.

(a) All representations, warranties, covenants and obligations set forth in this Agreement, the certificates delivered pursuant to Sections 7.1(a) and 7.2(a), and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in full force and effect for the periods provided in Section 6.2. The right to indemnification, payment of damages or other remedies based on such representations, warranties, covenants and obligations will not be affected by the Closing, by any earlier termination of this Agreement, or by any investigation conducted by any Person with respect to, or any knowledge acquired by any Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages (hereafter defined) or other remedy based on such representations, warranties, covenants and obligations.

(b) Notwithstanding any other provision of this Agreement to the contrary, any and all indemnification and hold-harmless and related obligations of Seller shall be subject to a Basket and Cap as such terms are defined in this Section 10.1(b). Seller shall have no obligation to indemnify any Buyer Indemnitees as defined below or hold any such Buyer Indemnitees harmless as to any claim unless and until the dollar amount of Damages (as defined below) in respect of such claim(s) exceed, in the aggregate, Seventy-Five Thousand Dollars ($75,000.00) (the "*Basket*"). In addition, Seller shall have no obligation to indemnify any Buyer Indemnitees as defined below or hold any such Buyer Indemnitees harmless as to any claim whatsoever once the aggregate dollar amount of Damages (as defined below) in respect of the claims as to which any Buyer Indemnitees as defined below have asserted against Seller has reached One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "*Cap*").

10.2 Indemnification and Payment of Damages by Seller. Subject to the Basket and Cap, Seller agrees to defend, indemnify and hold Buyer and its respective directors, officers, employees, shareholders, members, managers, Affiliates, successors and assigns (collectively, "*Buyer Indemnitees*") harmless from and against, and to pay to Buyer Indemnitees the amount of, any and all losses, claims, damages (including without limitation, direct, indirect, special incidental and consequential damages), Liabilities, deficiencies, Proceedings, demands, assessments, Orders, costs and other expenses (including without limitation, costs of investigation and defense and reasonable attorneys' and accountants' fees), of any nature and of any kind whatsoever (collectively, "*Damages*"), that may be suffered or incurred by them (or any of them) resulting from, arising, directly or indirectly, out of or in connection with:

(a) any misrepresentation or breach of warranty made by Seller in this Agreement;

(b) any breach by Seller of any covenant, agreement or obligation of Seller in this Agreement;

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(c) all Liabilities, claims, demands or Proceedings of or against Seller made or brought against Buyer by reason of the transactions contemplated in this Agreement, except for the Assumed Liabilities;

(d) the ownership or use of the Assets prior to the Closing, or any Taxes or other Liabilities relating to the ownership or use of the Assets, prior to the Closing, including unpaid civil penalties or federal reclamation Taxes due Kentucky Department for Natural Resources or OSM, as appropriate; and

(e) any loss, cost or damage under a corporate guaranty replaced pursuant to Section 8.2(e) hereof occurring prior to the Closing Date or arising after Closing for conditions existing prior to the Closing Date.

The remedies provided in this Section 10 shall not be exclusive of or limit any other remedies that may be available to any Buyer Indemnitee, whether at law, in equity, by contract or otherwise.

10.3 Indemnification By Buyer. Buyer shall defend, indemnify and hold Seller and its respective directors, officers, employees, shareholders, members, managers, Affiliates, successors, heirs and assigns (collectively, "*Seller Indemnitees*") harmless from and against, and will pay to Seller Indemnitees the amount of, all Damages that may be suffered or incurred by them (or any of them) resulting from, arising, directly or indirectly, out of or in connection with:

(a) any misrepresentation or breach of warranty made by Buyer in this Agreement;

(b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement;

(c) all Liabilities, claims, demands or Proceedings of or against Buyer made or brought against Seller by reason of the transactions contemplated in this Agreement; and

(d) the ownership or use of the Assets after the Closing, or any Taxes or other Liabilities relating to the ownership or use of the Assets, after the Closing, including unpaid civil penalties or federal reclamation Taxes due Kentucky Department for Natural Resources or OSM, as appropriate.

The remedies provided in this Section 10 shall not be exclusive of or limit any other remedies that may be available to any Seller Indemnitee, whether at law, in equity, by contract or otherwise.

10.4 Procedure for Indemnification.

(a) Promptly after receipt by a party (the "*Claiming Party*") of notice of the commencement or assertion of any Claim, Proceeding or Order (each an "*Indemnitee Claim*") against it or any other Buyer Indemnitee (in the case of Buyer) or Seller Indemnitee (in the case of Seller), and if a claim is to be made by the Claiming Party against any other party (the "*Indemnifying Party*") for indemnification with respect to that Indemnitee Claim, the Claiming Party shall promptly give notice to the Indemnifying Party of the commencement or assertion of such Indemnitee Claim; provided, that the failure to so notify the Indemnifying Party of the commencement or assertion of such Indemnitee Claim will not relieve the Indemnifying Party of any liability that it may have to any Buyer Indemnitee

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or Seller Indemnitee (as applicable) hereunder, except to the extent that such Indemnifying Party demonstrates that the defense of such action was materially prejudiced by the Claiming Party's failure to give such notice. The notice contemplated herein shall describe the Indemnitee Claim and the specific facts and circumstances in reasonable detail, shall include a copy of any related notices or written claims from third-parties, and shall indicate the amount, if known, or an estimate, if possible, of the Damages that have been or may be suffered or incurred.

(b) The Indemnifying Party shall defend or compromise any Indemnitee Claim by a third party ("*Third Party Claim*"), at its own expense and by its own counsel, who shall be reasonably acceptable to the Claiming Party. The Claiming Party may participate, at its own expense, in the defense of any Indemnitee Claim assumed by the Indemnifying Party. The Indemnifying Party shall not, without the approval of the Claiming Party (which approval shall not be unreasonably withheld or delayed), compromise a Third Party Claim defended by the Indemnifying Party which would require the Claiming Party to perform or take any action, to refrain from performing or taking any action, or to pay any additional Persons in the future.

(c) If a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its Consent (which may not be unreasonably withheld or delayed).

(d) If, within ten (10) Business Days of the Indemnifying Party's receipt of notice involving a Third Party Claim, the Indemnifying Party has not notified the Claiming Party that the Indemnifying Party will assume the defense, the Claiming Party may assume control of the defense or compromise of such Indemnitee Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Indemnitee Claim. The Claiming Party shall have the right to compromise such Indemnitee Claim without the Consent of the Indemnifying Party.

(e) The party assuming the defense of any Indemnitee Claim shall keep the other party(s) reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Indemnitee Claim, and shall furnish the other party(s) with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Indemnitee Claim.

(f) For the avoidance of doubt, any and all obligations of Seller to provide indemnification under this Agreement, and any and all procedures and provisions relating to any such indemnification claims asserted against Seller, shall be subject to the Basket and Cap notwithstanding any other provision, express or implied, to the contrary.

ARTICLE 11 – MISCELLANEOUS

11.1 Expenses. Whether or not the transactions contemplated hereby are consummated, Seller and Buyer shall bear their own expenses, including, without limitation, fees, disbursements and other costs of any brokers, finders, investment bankers, attorneys, accountants and other advisors, in connection with this Agreement and the transactions contemplated hereby.

11.2 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement or the Related Agreements are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties hereto agree that Seller and Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement or the Related Agreements and to enforce specifically this Agreement or the Related Agreements and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Buyer and Seller and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

11.3 Notices. All notices under this Agreement shall be given to the parties at the following addresses (i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services:

(a) If to Seller:

Williams Industries, LLC
1121 Boyce Road, Suite 2200
Pittsburgh, PA 15241
Attention: Lloyd Williams, President
Telephone: (724) 941-6850
Facsimile: (724) 941-6953

(b) If to Seller:

Cypress Camon Energy, LLC – Five Mile Series
P.O. Box 12688
Dallas, Texas 75225
Attention: Dallas Groth, CEO
Telephone: (214) 281-8060
Facsimile: (214) 299-8001

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission, on the next Business Day following dispatch of such facsimile; (iii) if by courier service, on the third (3rd) Business Day after dispatch thereof; and (iv) if by mail, on the fifth (5th) Business Day after dispatch thereof. Any party hereto may change its address by notice to all parties hereto delivered in accordance with this Section 11.3.

11.4 Amendments. No supplement, modification or waiver of this Agreement shall be binding unless in writing and executed by each party hereto.

11.5 Waiver. At any time prior to the Closing, Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by Law. Any agreement on the part of Buyer, on the one hand, and Seller, on the other hand, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Buyer and Seller. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other similar or dissimilar provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller or Buyer (whether by operation of law or otherwise) without the prior written consent of the other party, except that Buyer shall have the right to assign its rights hereunder, in whole or in part, to an Affiliate, provided however, that Buyer shall remain liable for all of Buyer's obligations hereunder notwithstanding any such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or e-mail signatures), each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

11.11 Entire Agreement. This Agreement and the Exhibits and Schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

11.12 Governing Law. This Agreement shall be governed by and construed according to the Laws of the Commonwealth of Kentucky without regard to or application of its conflict of laws rules.

11.13 Schedules and Exhibits. BUYER AND SELLER ACKNOWLEDGE THAT THE SCHEDULES AND EXHIBITS REFERENCED IN THIS AGREEMENT HAVE NOT BEEN ENTIRELY COMPLETED AND ARE BEING INCLUDED IN DRAFT FORM SUBJECT TO COMPLETION AND UPDATING. FURTHER, IT IS ACKNOWLEDGED THAT AS TO SOME OF THE INFORMATION TO BE PROVIDED, FOR EXAMPLE AND WITHOUT LIMITATION, SOME OF THE INFORMATION TO BE SUMMARIZED OR REFERENCED ON SCHEDULES RELATING TO FIVEMILE LEASES AND CONSENTS, SELLER HAS SOME KNOWLEDGE. THE PARTIES AGREE TO COOPERATE AND TO USE THEIR COMMERCIALLY REASONABLE EFFORTS TO COMPLETE AND SUPPLEMENT THE SCHEDULES AND EXHIBITS WITHIN ONE WEEK FROM THE DATE OF THIS AGREEMENT. IF NOT SO COMPLETED WITHIN SUCH TIME, EITHER PARTY SHALL HAVE THE RIGHT TO EXTEND SUCH TIME FOR COMPLETION (AND CLOSING) BY AN ADDITIONAL THREE BUSINESS DAYS (OR FOR SUCH LONGER PERIOD AS MAY BE MUTUALLY AGREED UPON BY THE PARTIES IN THEIR DISCRETION).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of Buyer and Seller on the date first above written.

SELLER:

WILLIAMS INDUSTRIES, LLC

By: [signature]
Name: Lloyd Williams
Title: President

BUYER:

CYPRESS CAMON ENERGY, LLC – FIVE MILE SERIES

By: [signature]

Name: Dallas Groth

Title: CFO / President